Exhibit 99.1

Bob O’Brien Announces Retirement after 42 Years

●	Began his career with Calgon Carbon Corporation in 1973

●	Will Continue to Work with Board of Directors and Management Team through September 2017

PITTSBURGH--(BUSINESS WIRE)--October 13, 2015--After 42 years with Calgon Carbon, Bob O’Brien has decided to retire. Bob’s retirement will officially take effect April 1, 2016. O’Brien will continue to work with the Board of Directors and management team under a consultant agreement through September 2017.

“Bob is a fundamental part of the Calgon Carbon landscape, and it’s difficult to think of a time without him here. He’s been a mentor, not just to me, but to each member of our senior leadership team as well as our young engineers and scientists,” said Randy Dearth, President, Chairman & CEO of Calgon Carbon. “The impact he has made on our company will continue to be evident for many years to come.”

“42 years go by quickly when you are having fun and work with such innovative people,” said Bob O’Brien, Executive Vice President and Chief Operating Officer. “I’ve watched this company grow and evolve over more than four decades. I couldn’t be prouder of what we’ve become, and of the inevitable new heights we will reach in the future.”

Bob began his career with Calgon Carbon in 1973 as an engineer after graduating from Penn State University with a degree in Chemical Engineering. Throughout his career, Bob has held various roles including marketing, engineering and business management. From 1997-1998, Bob was on assignment at Calgon Carbon’s European operations in Feluy, Belgium where he was responsible for sales, marketing and applications engineering. Since 2012, Bob has held the position of Chief Operating Officer for the company.

In closing, Dearth stated, “We value Bob’s many years of experience and look forward to continuing to work with him beyond his retirement. We will be sharing details concerning Bob’s replacement in the coming weeks.”

Pure Water. Clean Air. Better World.

Calgon Carbon Corporation (NYSE:CCC) is a global leader in innovative solutions, high quality products and reliable services designed to protect human health and the environment from harmful contaminants in water, and air. As a leading manufacturer of activated carbon, with broad capabilities in ultraviolet light disinfection, the Company provides purification solutions for drinking water, wastewater, pollution abatement, and a variety of industrial and commercial manufacturing processes.

Calgon Carbon is the world’s largest producer of granular activated carbon and supplies more than 100 types of activated carbon products – in granular, powdered, pelletized and cloth form – for more than 700 distinct applications. Headquartered in Pittsburgh, Pennsylvania, Calgon Carbon Corporation employs approximately 1,100 people at more than 15 manufacturing, reactivation, and equipment fabrication facilities in the U.S., Asia, and in Europe, where Calgon Carbon is known as Chemviron Carbon. The company also has more than 27 sales and service centers throughout the world.

For more information about Calgon Carbon’s leading activated carbon and ultraviolet technology solutions for municipalities and industries, visit www.calgoncarbon.com.

This news release contains historical information and forward-looking statements. Forward-looking statements typically contain words such as “expect,” “believe,” “estimate,” “anticipate,” or similar words indicating that future outcomes are uncertain. Statements looking forward in time, including statements regarding future growth and profitability, price increases, cost savings, broader product lines, enhanced competitive posture and acquisitions, are included in the company’s most recent Annual Report pursuant to the “safe harbor” provision of the Private Securities Litigation Reform Act of 1995. They involve known and unknown risks and uncertainties that may cause the company’s actual results in future periods to be materially different from any future performance suggested herein. Further, the company operates in an industry sector where securities values may be volatile and may be influenced by economic and other factors beyond the company’s control. Some of the factors that could affect future performance of the company are higher energy and raw material costs, costs of imports and related tariffs, labor relations, availability of capital and environmental requirements as they relate both to our operations and to our customers, changes in foreign currency exchange rates, borrowing restrictions, validity of patents and other intellectual property, and pension costs. In the context of the forward-looking information provided in this news release, please refer to the discussions of risk factors and other information detailed in, as well as the other information contained in the company’s most recent Annual Report.

CONTACT:
Calgon Carbon Corporation
Amanda Mushrush, 412-787-6667
AMushursh@CalgonCarbon.com